                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12


                              WACHOVIA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                              SUNTRUST BANKS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


   1) Title of each class of securities to which transaction applies:

________________________________________________________________________________


   2) Aggregate number of securities to which transaction applies:

________________________________________________________________________________


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________


   4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________


   5) Total fee paid:

________________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

________________________________________________________________________________

   2) Form, Schedule or Registration Statement No.:

________________________________________________________________________________

   3) Filing Party:

________________________________________________________________________________

   4) Date Filed:

________________________________________________________________________________

THE FOLLOWING LETTER WILL BE SENT TO WACHOVIA SHAREHOLDERS.

[SUNTRUST LOGO]





                                                                    July 5, 2001
Dear Wachovia Shareholder:


     The preservation and potential growth of your cash dividend undoubtedly will be a key factor in deciding how to vote on the First Union merger proposal -- and we believe First Union's dividend proposal is a compelling reason to vote "AGAINST" the First Union merger.


     If you have held your Wachovia shares for the past five years, you have seen your annual dividend increase each year, growing steadily from $1.52 per share in 1996 to $2.40 per share in 2001 (on an annualized basis). BUT IF THE FIRST UNION MERGER IS APPROVED AND COMPLETED, YOU WILL BE FORCED TO SURRENDER YOUR WACHOVIA SHARES IN EXCHANGE FOR FIRST UNION SHARES. So it is important to look closely at First Union's recent dividend history, and to consider what First Union is proposing about future dividend payments. It also is important to decide whether you are comfortable with the future of your dividend payments if you end up holding First Union stock. You may conclude that the last thing you want to do is rely on First Union for the dividend payments you've come to expect.

THE POTENTIAL COST TO YOU OF FIRST UNION'S DIVIDEND PROPOSAL AS COMPARED TO SUNTRUST'S IS SHOWN ON THE INSERT WHICH ACCOMPANIES THIS LETTER. ONE SIDE OF THE INSERT COMPARES THE PROPOSALS, ASSUMING 6% ANNUAL GROWTH IN DIVIDENDS. OF COURSE, THE GREATER THE ASSUMED ANNUAL DIVIDEND GROWTH RATE, THE GREATER THE POTENTIAL COST TO YOU -- AND SUNTRUST'S COMPOUNDED ANNUAL DIVIDEND GROWTH RATE DURING THE LAST FIVE YEARS HAS BEEN 14%. THE OTHER SIDE OF THE INSERT DEMONSTRATES THE DOLLAR COST TO WACHOVIA SHAREHOLDERS AT VARIOUS SHARE OWNERSHIP LEVELS, USING THE SAME ASSUMPTIONS, OVER THE NEXT 5 YEARS.

                            FIRST UNION'S DIVIDEND:
                        LOWER TODAY THAN FIVE YEARS AGO

     While the dividend on your Wachovia shares increased by 58% during the past five years, shareholders of First Union have not fared nearly as well with their dividends. In fact, over the same five-year period, First Union's dividend fell from $1.10 per share in 1996 to only $0.96 per share today -- a drop of 13%. THIS DECLINE IS A DIRECT RESULT OF FIRST UNION CUTTING ITS DIVIDEND IN HALF DURING THE FIRST QUARTER OF THIS YEAR. The slashing of First Union's dividend followed its poorly executed acquisitions in recent years of CoreStates Financial Corp. and The Money Store. The CoreStates acquisition resulted in major integration problems, and last year First Union shut down The Money Store, contributing to an astounding $4.9 billion charge to earnings -- one of the largest charges against earnings in the history of corporate America!

              SUNTRUST'S DIVIDEND: SIXTEEN YEARS OF STEADY GROWTH


     There is, of course, an alternative to the First Union merger proposal. We believe that if Wachovia shareholders reject the First Union merger by voting "AGAINST" Proposal No. 1 on the enclosed BLUE proxy card, that rejection could very well lead to a merger between Wachovia and SunTrust.


     In considering your choices, you should also look closely at SunTrust's dividend record. Much like Wachovia's recent dividend history -- and in stark contrast to First Union's -- SunTrust's dividend has increased during the past five years from $0.83 per share in 1996 to $1.60 per share today (on an annualized basis). This is an increase during the five-year period of 93%.


     SUNTRUST HAS NEVER CUT ITS PER SHARE DIVIDEND RATE, AND HAS INCREASED ITS DIVIDEND EVERY YEAR SINCE ITS FORMATION IN 1985. And SunTrust shareholders have never been blindsided with a massive dividend cut like First Union's staggering 50% cut earlier this year -- a cut which cost unsuspecting First Union shareholders an aggregate of almost $500,000,000 in dividend payments in the first half of this year alone.


                   WHICH DIVIDEND APPROACH SUITS YOU BEST--
               SUNTRUST'S SIMPLICITY OR FIRST UNION'S COMPLEXITY?


     The payment of dividends under SunTrust's merger proposal is simple and straightforward. Our proposal provides for an increase in SunTrust's per share dividend rate, so that Wachovia shareholders would receive on a pro forma basis a dividend equal to the $2.40 per share dividend they currently receive.


     The First Union dividend proposal, on the other hand, is unusual and highly complex. FIRST UNION WOULD PROVIDE YOU WITH AN ANNUAL COMMON STOCK DIVIDEND RATE OF ONLY $1.92 PER SHARE ON A PRO FORMA BASIS -- $0.48 PER YEAR LESS THAN YOU CURRENTLY RECEIVE FROM WACHOVIA. Because of this, First Union is offering you a choice of either a one-time cash payment of $0.48 per share upon completion of the merger, or so-called "dividend equalization preferred shares" (which First Union calls "DEPs") that are designed to pay a dividend which, when added to the dividend you would receive on the First Union common stock, would equal on a pro forma basis a $2.40 annual dividend per share of Wachovia common stock.


     If the First Union merger is approved and you choose the one-time payment option, you would not be entitled to any further payment to make up for any dividend shortfalls (as compared to your current Wachovia dividend rate of $2.40 per share) after the first year following a First Union merger. And First Union would have to increase its current dividend by 25% one year after the merger just to get you back to the same per share dividend rate that you currently enjoy. DO YOU REALLY BELIEVE THAT FIRST UNION, WHICH ONLY MONTHS AGO SLASHED ITS DIVIDEND BY 50%, WILL INCREASE ITS DIVIDEND BY 25% IN A SINGLE YEAR?

     If instead you choose to receive the First Union DEPs, your dividend will be tied to two separate securities: First Union common stock and the new and unusual DEPs. FIRST UNION ITSELF HAS ADMITTED THAT THE DEPS MAY NOT QUALIFY FOR LISTING, TRADING OR QUOTATION ON ANY EXCHANGE OR DEALER QUOTATION SYSTEM. THIS MEANS THAT YOU MAY FIND IT VERY DIFFICULT TO SELL YOUR DEPS, IF YOU ARE ABLE TO SELL THEM AT ALL.


     In addition, there is nothing "preferred" about the dividend on the DEPs, which First Union has said rank equally as to dividends with the First Union common stock. According to First Union, DEP dividends will be paid "when declared" by the First Union Board. Moreover, while First Union has characterized dividends on the DEPs as "cumulative," you should know that if First Union does not pay you a dividend on the DEPs for any quarter, it has no obligation to pay you that missed dividend in the future (except, possibly, in the event First Union liquidates).


            FUTURE DIVIDEND GROWTH: FIRST UNION STARTS $0.48 BEHIND


     First Union attempts to portray the DEPs as a device which would restore your dividend on a pro forma basis to the current $2.40 per share dividend you currently receive from Wachovia. Unfortunately, this is far from the full story.


     No corporation, of course, can offer assurances about future dividend rates, but some facts are obvious. If First Union's annual dividend increases, the first $0.48 of that increase will serve only to reduce the dividend on the DEPs, with no net increase in total dividends to the holder of DEPs. THE FIRST UNION ANNUAL COMMON STOCK DIVIDEND WOULD HAVE TO INCREASE BY MORE THAN $0.48 PER SHARE BEFORE A DEP HOLDER SAW THE FIRST PENNY OF AN ACTUAL DIVIDEND INCREASE.


     With SunTrust stock, however, the result is quite different. The full amount of any increase in SunTrust's annual common stock dividend rate would be received by you as a holder of SunTrust stock in the event of a Wachovia-SunTrust merger.


                    SUNTRUST: THE DIVIDEND THAT MAKES SENSE


     It is clear to us that SunTrust's dividend history and dividend proposal are far superior to First Union's.


    o SUNTRUST HAS THE DIVIDEND WITH A SOLID GROWTH RATE. First Union's dividend rate is lower today than it was five years ago.


    o SUNTRUST HAS THE DIVIDEND THAT HAS EXPERIENCED 16 CONSECUTIVE YEARS OF INCREASES.
      First Union has the dividend that was cut in half a few months ago.


    o SUNTRUST PROPOSES TO MAINTAIN YOUR CURRENT CASH DIVIDEND RATE if it merges with Wachovia, and the full amount of your dividend would be paid on your shares of common stock -- just as it is today. First Union's dividend proposal is described above and, frankly, is too complicated to describe again.

     IN YOUR OWN BEST INTERESTS, WE URGE YOU TO VOTE "AGAINST" THE FIRST UNION MERGER PROPOSAL ON THE ENCLOSED BLUE PROXY CARD. DEFEATING THE FIRST UNION MERGER PROPOSAL IS THE CRUCIAL FIRST STEP IN SECURING THE BENEFITS OF A PROPOSED MERGER WITH SUNTRUST. PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY.

     Thank you for your support.

                                      Sincerely,

                                      /s/ L. Phillip Humann

                                      L. Phillip Humann
                                      Chairman, President and
                                      Chief Executive Officer


--------------------------------  IMPORTANT --------------------------------

  If you have questions in voting your shares, please contact the firm assisting us in the solicitation of proxies:


                          INNISFREE M&A INCORPORATED


             TOLL-FREE SHAREHOLDER INFORMATION LINE: 1-877-750-9501


-------------------------------------------------------------------------------

Note: Dividends are payable on SunTrust common stock when, as and if declared by the Board of Directors of SunTrust out of funds legally available therefor. Accordingly, any declaration of dividends on SunTrust common stock in the future will be at the discretion of the SunTrust Board of Directors and will depend upon SunTrust's future earnings and financial condition and other factors. While SunTrust has not reduced the dividend on its common stock at any time in the past, there can be no assurance that SunTrust will continue to pay dividends on SunTrust common stock in the amounts set forth in this letter or otherwise. These same factors should be viewed as being generally applicable to the payment of dividends by First Union and Wachovia.
                             --------------------
On May 14, 2001 SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other relevant documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements can be found in SunTrust's Proxy Statement filed with the SEC on June 25, 2001 and in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).

ILLUSTRATIVE DIVIDEND COMPARISON: SUNTRUST VS. FIRST UNION
Assuming 6% Annual Growth Rate in Common Dividend (1)

                    [Bar Charts]

              SUNTRUST PROPOSAL ($)

2002      2003      2004      2005      2006

2.40      2.54      2.70      2.86      3.03


FIRST UNION PROPOSAL OPTION 1 (W/ $0.48 ONE-TIME PAYMENT) ($)

2002      2003      2004      2005      2006

2.40(2)   2.04      2.16      2.29      2.42


      FIRST UNION PROPOSAL OPTION 2 (W/DEP SECURITY) ($)

2002      2003      2004      2005      2006

2.40      2.40      2.40      2.40      2.42


Notes:     (1) Dividends are payable on SunTrust common stock when, as and if declared by the Board of Directors of SunTrust out of funds legally available therefore. Accordingly, any declaration of dividends on SunTrust common stock in the future will be at the discretion of the SunTrust Board of Directors and will depend upon SunTrust's future earnings and financial condition and other factors. While SunTrust has not reduced the dividend on its common stock at any time in the past, there can be no assurance that SunTrust will continue to pay dividends on SunTrust common stock in the amounts set forth in this document or otherwise. These same factors should be viewed as being generally applicable to the payment of dividends by First Union.

           (2) $1.92 annual common stock dividend plus a one time payment of $0.48.

 COST TO WACHOVIA SHAREHOLDERS OF FIRST UNION DIVIDEND PROPOSAL AS COMPARED TO
        SUNTRUST DIVIDEND PROPOSAL OVER FIVE-YEAR PERIOD (2002 -- 2006)(1)

   Assuming 6% Annual Dividend Growth Rate for Both First Union and SunTrust






                               TOTAL DIVIDENDS 2002-2006
                    ------------------------------------------------    COST TO WACHOVIA SHAREHOLDERS
                                         FIRST UNION PROPOSAL              UNDER FIRST UNION PROPOSAL
                                   ---------------------------------   ----------------------------------
    NUMBER OF                           OPTION 1          OPTION 2          OPTION 1         OPTION 2
 WACHOVIA SHARES      SUNTRUST      ONE-TIME PAYMENT      ISSUANCE      ONE-TIME PAYMENT     ISSUANCE
     YOU OWN          PROPOSAL       $0.48 PER SHARE       OF DEPs       $0.48 PER SHARE      OF DEPs
-----------------   ------------   ------------------   ------------   ------------------   ----------
         100         $    1,353        $    1,130        $    1,202         $    223         $    151
         200              2,706             2,261             2,405              445              301
         300              4,059             3,391             3,607              668              452
         400              5,412             4,521             4,810              891              602
         500              6,765             5,652             6,012            1,113              753
       1,000             13,529            11,303            12,024            2,226            1,505
       2,000             27,058            22,606            24,048            4,452            3,010
       3,000             40,587            33,910            36,072            6,677            4,515
       4,000             54,116            45,213            48,096            8,903            6,020
       5,000             67,645            56,516            60,120           11,129            7,525
      10,000            135,290           113,032           120,240           22,258           15,050
      20,000            270,580           226,064           240,479           44,516           30,101
      30,000            405,871           339,097           360,719           66,774           45,152
      40,000            541,161           452,129           480,958           89,032           60,203
      50,000            676,451           565,161           601,198          111,290           75,253
     100,000          1,352,902         1,130,322         1,202,396          222,580          150,506

-------
(1) Based on SunTrust dividend proposal of $2.40 pro forma common dividend per Wachovia share in 2002 and First Union dividend proposal of $1.92 pro forma common dividend per Wachovia share in 2002 together with either Option 1 or Option 2 above.

THE FOLLOWING LETTER WILL BE SENT TO WACHOVIA BENEFIT PLAN
PARTICIPANTS/BENEFICIARIES.


[SUNTRUST LOGO]





                                                                    July 5, 2001


Dear Wachovia Benefit Plan Participants/Beneficiaries:

     SunTrust has proposed a business combination with Wachovia that we believe is superior to Wachovia's proposed merger with First Union. WE BELIEVE THAT THE SUNTRUST PROPOSAL IS A BETTER DEAL FOR ALL OF WACHOVIA'S CONSTITUENCIES:
EMPLOYEES, CUSTOMERS, SHAREHOLDERS AND THE COMMUNITIES WACHOVIA SERVES.

     You hold an interest in Wachovia shares as a participant in, or beneficiary of, one or more benefit plans of Wachovia and its subsidiaries. Under the provisions of the Plans, IF YOU DO NOT DIRECT THE TRUSTEE AS TO HOW TO VOTE YOUR PLAN SHARES, SOMEONE ELSE WILL MAKE THAT DECISION FOR YOU. Wachovia has designated U.S. Trust Company, N.A. to vote your Plan shares if you don't.

     The outcome of the vote by Wachovia's shareholders on the First Union merger proposal could be extremely important to you. THEREFORE, IT IS ESSENTIAL THAT YOU MAKE YOUR OWN VOTING DECISION. For example, according to First Union and Wachovia, approval of First Union's merger proposal will likely result in:

    o 7,000 JOB CUTS,

    o 325 BRANCH CLOSINGS (which is already higher than the 250 to 300 branch closings that First Union originally estimated and which would represent approximately 45% of Wachovia's branches), and

    o $890 MILLION IN COST SAVINGS, including $490 million in the first year alone.

     On the other hand, a combined SunTrust/Wachovia can be expected to eliminate 3,000 fewer jobs than First Union anticipates eliminating and close 150 to 175 fewer branches than First Union expects to close -- including NO MERGER-RELATED BRANCH CLOSINGS IN NORTH CAROLINA AND SOUTH CAROLINA.


                       SUNTRUST'S VISION: A SUPERIOR BANK

     When we envision the combination of SunTrust and Wachovia, we see the premier financial services franchise in the Southeast, with a strong, vibrant presence in seven contiguous, high-growth states, including #1 MARKET POSITIONS IN GEORGIA, SOUTH CAROLINA AND VIRGINIA based on customer deposits.

     Combining SunTrust and Wachovia would bring together two compatible and complementary Southeastern banking institutions. We have similar management philosophies and corporate cultures -- and share a strong commitment to locally focused relationship-based banking and active community involvement.

     Don't just take our word for it. See what others have to say about a SunTrust/Wachovia combination:(1)


     "The rank and file employee at Wachovia would much rather work for SunTrust than First Union . . . [SunTrust and Wachovia] actually do fit together very well."

          - Thomas Finucane, John Hancock Regional Bank Fund, TheStreet.com 5/24/01


     "I believe [SunTrust and Wachovia] are tremendously similar. Employees at the middle levels of Wachovia will have a much less difficult time assimilating to this change."

          -    Nancy Bush, Ryan, Beck & Co., AmericanBanker.com 5/16/01



                        YOUR VOTE WILL BE CONFIDENTIAL

     You should note that Wachovia has hired an independent third party to tabulate the votes of shares held by participants in the Plans. Neither Wachovia nor U.S. Trust will be given any information as to how individual participants vote. ACCORDINGLY, AS REQUIRED BY FEDERAL LAW, YOUR VOTE WILL BE COMPLETELY CONFIDENTIAL.

     Please take the time to read the proxy statement that we recently sent to you. Our proxy statement describes in more detail why we believe that SunTrust's merger proposal is superior to the First Union proposal.

     You can vote your Plan shares AGAINST the First Union/Wachovia merger by signing and dating the enclosed BLUE instruction card today and returning it in the enclosed postage-prepaid envelope. IN YOUR OWN BEST INTERESTS, WE URGE YOU TO VOTE AGAINST THE FIRST UNION/WACHOVIA MERGER PROPOSAL. DEFEATING THE FIRST UNION MERGER IS THE CRUCIAL FIRST STEP IN SECURING THE BENEFITS OF THE SUNTRUST MERGER PROPOSAL.

     Thank you for your support.


                                        Sincerely,

                                        /s/ L. Phillip Humann

                                        L. Phillip Humann
                                        Chairman, President and
                                        Chief Executive Officer
--------------------------------  IMPORTANT --------------------------------

     If you have any questions, please contact the firm assisting us in this effort:

                          INNISFREE M&A INCORPORATED

             TOLL-FREE SHAREHOLDER INFORMATION LINE: 1-877-750-9501
-------------------------------------------------------------------------------

On May 14, 2001 SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other relevant documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).


----------
(1)  Permission for use of analysts' quotes was neither granted nor sought.

THE FOLLOWING SLIDES MAY BE USED FROM TIME TO TIME TO SOLICIT
WACHOVIA SHAREHOLDERS.


           ILLUSTRATIVE DIVIDEND COMPARISON: SUNTRUST VS. FIRST UNION
              Assuming 6% Annual Growth Rate in Common Dividend (1)

                                  [Bar Charts]

                                SUNTRUST PROPOSAL

2002      2003      2004      2005      2006

2.40      2.54      2.70      2.86      3.03


FIRST UNION PROPOSAL OPTION 1 (W/ $0.48 ONE-TIME PAYMENT)

2002      2003      2004      2005      2006

2.40(2)   2.04      2.16      2.29      2.42


      FIRST UNION PROPOSAL OPTION 2 (W/DEP SECURITY)

2002      2003      2004      2005      2006

2.40      2.40      2.40      2.40      2.42


Notes:     (1) Dividends are payable on SunTrust common stock when, as and if declared by the Board of Directors of Suntrust out of funds legally available therefore. Accordingly, any declaration of dividends on SunTrust common stock in the future will be at the discretion of the SunTrust Board of Directors and will depend upon SunTrust's future earnings and financial condition and other factors. While SunTrust has not reduced the dividend on its common stock at any time in the past, there can be no assurance that SunTrust will continue to pay dividends on SunTrust common stock in the amounts set forth in this document or otherwise. These same factors should be viewed as being generally applicable to the payment of dividends by First Union.

           (2) $1.92 annual common stock dividend plus a one time payment of $0.48.

 COST TO WACHOVIA SHAREHOLDERS OF FIRST UNION DIVIDEND PROPOSAL AS COMPARED TO
        SUNTRUST DIVIDEND PROPOSAL OVER FIVE-YEAR PERIOD (2002 -- 2006)(1) Assuming 6% Annual Dividend Growth Rate for Both First Union and SunTrust





                               TOTAL DIVIDENDS 2002-2006
                    ------------------------------------------------    COST TO WACHOVIA SHAREHOLDERS
                                         FIRST UNION PROPOSAL              UNDER FIRST UNION PROPOSAL
                                   ---------------------------------   ----------------------------------
    NUMBER OF                           OPTION 1          OPTION 2          OPTION 1         OPTION 2
 WACHOVIA SHARES      SUNTRUST      ONE-TIME PAYMENT      ISSUANCE      ONE-TIME PAYMENT     ISSUANCE
     YOU OWN          PROPOSAL       $0.48 PER SHARE       OF DEPs       $0.48 PER SHARE      OF DEPs
-----------------   ------------   ------------------   ------------   ------------------   ----------
         100         $    1,353        $    1,130        $    1,202         $    223         $    151
         200              2,706             2,261             2,405              445              301
         300              4,059             3,391             3,607              668              452
         400              5,412             4,521             4,810              891              602
         500              6,765             5,652             6,012            1,113              753
       1,000             13,529            11,303            12,024            2,226            1,505
       2,000             27,058            22,606            24,048            4,452            3,010
       3,000             40,587            33,910            36,072            6,677            4,515
       4,000             54,116            45,213            48,096            8,903            6,020
       5,000             67,645            56,516            60,120           11,129            7,525
      10,000            135,290           113,032           120,240           22,258           15,050
      20,000            270,580           226,064           240,479           44,516           30,101
      30,000            405,871           339,097           360,719           66,774           45,152
      40,000            541,161           452,129           480,958           89,032           60,203
      50,000            676,451           565,161           601,198          111,290           75,253
     100,000          1,352,902         1,130,322         1,202,396          222,580          150,506

-------
(1) Based on SunTrust dividend proposal of $2.40 pro forma common dividend per Wachovia share in 2002 and First Union dividend proposal of $1.92 pro forma common dividend per Wachovia share in 2002 together with either Option 1 or Option 2 above.


On May 14, 2001 SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other relevant documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).